Exhibit 99.1

Jerash Appoints Gilbert Lee as CFO

Rochester, New York – December 2, 2019 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company”), a producer of high quality textile goods for leading global brands, today announced the appointment of Gilbert K. Lee as Chief Financial Officer.

Mr. Lee previously served as the Chief Financial Officer of Fuling Global Inc., a manufacturer of environmentally-friendly plastic and paper service ware with production facilities in the U.S., China and Mexico, from August 2015 until November 2019. Previously, from August 2011 through May 2015, Mr. Lee served Tanke Biosciences Corporation, a livestock nutrition products manufacturer, first as its U.S.-based Chief Financial Officer and then as its Vice President of Business Development. He has also served as Director of Finance at Two’s Company, a wholesale distributor of home, gift and fashion products, and as Director of Finance and Marketing at Essilor of America, a subsidiary of one of the world’s largest eyeglass lens producer. Early in his career, Mr. Lee served as a Plant Controller for an NYSE listed roofing materials manufacturer. Mr. Lee earned his MBA from University of Texas at Austin in 1995, his MPA (Master of Professional Accounting) from University of Texas at Arlington in 1987 and his BBA (Bachelor of Business Administration) in Marketing from University of Texas at Arlington in 1982.

Sam Choi, Chairman and Chief Executive Officer of Jerash, said, “We welcome Gilbert to the team at Jerash and look forward to his contributions. Gilbert brings financial, strategic and executive leadership skills, including a wealth of experience in both manufacturing and distribution, that will be a tremendous asset to Jerash as we continue to drive our growth and expansion programs across our global operations.”

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, Hanes, Columbia, VF Corporation (which owns brands such as The North Face, Timberland, Jansport, etc.), and PVH Corp. (which owns brands such as Calvin Klein, Tommy Hilfiger, IZOD, Speedo, etc.). Its production facilities are currently made up of four factory units and three warehouses and currently employ approximately 3,900 people. The total annual capacity at its facilities is expected to be approximately 8.0 million pieces by the end of calendar year 2019. Additional information is available at http://www.jerashholdings.com.

Forward Looking Statements

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Jerash’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by Jerash with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Statements contained in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. Jerash does not intend and does not assume any obligation to update these forward-looking statements, other than as required by law.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com